EXHIBIT 23.2

AWARENESS LETTER

September 6, 2005

Factory Card & Party Outlet Corp.

2727 Diehl Road

Naperville, Illinois 60563

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Factory Card & Party Outlet Corp. and subsidiary for the three-month and six-month periods ended July 30, 2005 and July 31, 2004, as indicated in our report dated September 6, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 30, 2005, is incorporated by reference in Registration Statements Nos. 333-92248, 333-98549, and 333-108222 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

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